Exhibit 10.03

RESALE AND RELEASE AGREEMENT

This Resale and Release Agreement (this “Agreement”) is made and effective as of April 21, 2020 between and among H/Cell Energy Corporation (“HCCC or the Company”) on the one hand, and PVBJ, Inc. (“PVBJ”), a New Jersey corporation, Benis Holdings, LLC, a Pennsylvania Limited Liability Company (“Benis LLC”), and Paul V. Benis, Jr. (“Paul Benis”) on the other hand. The Company, PVBJ, Benis LLC and Paul Benis are referred to herein collectively as the “Parties” and sometimes individually as a “Party”. The “Closing Date” shall be April 21, 2020 once all Parties have duly and properly executed this Agreement.

WHEREAS, Paul Benis is the Managing Member of Benis LLC.

WHEREAS, on February 1, 2018, the Company entered into a Stock Purchase Agreement by and among the Company, PVBJ, and Benis LLC (the “Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement, the Company acquired all of the issued and outstanding capital stock of PVBJ (the “PVBJ Stock”) from Benis LLC for the following Cash and Common Stock consideration: (i) $221,800.00 (the “Cash Purchase Price”) and (ii) 444,445 shares of the Company’s common stock (the “Acquisition Shares”).

WHEREAS, pursuant to the Purchase Agreement, the Acquisition Shares were issued at closing of the Purchase Agreement; the Cash Purchase Price was to be paid to Benis LLC from positive earnings before interest and taxes (“EBIT”) of PVBJ with Benis LLC to receive 50% of the positive EBIT achieved of PVBJ until such time as Benis LLC has received the full Cash Purchase Price (the “Positive Earnings Criteria”).

WHEREAS, PVBJ never accomplished the Positive Earnings Criteria.

WHEREAS, upon acquiring PVBJ, PVBJ became the Company’s wholly-owned subsidiary.

WHEREAS, subsequent to the acquisition of PVBJ as the Company’s wholly-owned subsidiary, PVBJ executed a Promissory Note on March 10, 2020 whereby Thermo Communications Funding, LLC (“Thermo”) became a lending facility for PVBJ (the “Note”).

WHEREAS, in connection with the acquisition of PVBJ, the Company entered into an employment agreement with Paul Benis to serve as the Company’s Executive Vice President for a period of three years at an annual salary of $150,000, which agreement expires on January 31, 2021 (the “Employment Agreement”) .

WHEREAS, the Company wishes to sell 100% of PVBJ Stock back to Benis LLC for the consideration set forth in Items 1 to 6 below.

WHEREAS, Benis LLC wishes to purchase 100% of the PVBJ Stock from the Company for the consideration set forth in Items 1 to 6 below.

WHEREAS, the Closing Date shall represent the date upon which all of the respective obligations of the Parties as set forth herein will be met.

NOW THEREFORE, In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the WHEREAS clauses above are agreed to as well as the following specific terms:

1. Positive Earnings Criteria

Term 2.1 of the Purchase Agreement provides that the Company shall pay (in addition to the Acquisition Shares) the Cash Purchase Price, for the PVBJ Stock of $221,800. Benis LLC agrees to apply the $221,800 due from the Company to the purchase of PVBJ as consideration thereof.

2. Remaining Salary

Paul Benis agrees to apply the remaining salary due to him pursuant to the Employment Agreement, as prorated from the Closing Date to the expiration date of the Employment Agreement (January 31, 2021), to the purchase of PVBJ by Benis LLC as additional consideration thereof. The Company shall not have any further salary obligation to Paul Benis beyond the Closing Date. Paul Benis shall be deemed to have resigned as an executive officer of the Company on the Closing Date.

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3. Assumption of Thermo Lending Facility

As additional consideration for the purchase of PVBJ by Benis LLC, PVBJ shall continue to be responsible for the Note even though the debt was incurred while PVBJ was owned by the Company. In connection with the Note, Andrew Hidalgo executed a certain Limited Recourse Guaranty dated August 21, 2018 (the “Hidalgo Guaranty”). The Parties shall cause Thermo to do the following (the “Thermo Undertakings”): (a) consent to the sale to Benis LLC of the Company’s interest in PVBJ and (b) cancel the Hidalgo Guaranty and, if required by Thermo, replace it with a guaranty to be executed by Paul Benis in form and substance the same as the Hidalgo Guaranty; provided that if the Thermo Undertakings have not occurred by the Closing Date, the Parties acknowledge and agree that they will use their best efforts to cause the Thermo Undertakings to be fully and finally addressed and completed as soon as practicable after the Closing Date. .

4. Payment of Certain Liabilities

The Company represents and warrants that (a) the April 1, 2020 PVBJ balance sheet (a copy of which is attached as Exhibit “A”) is true, correct and complete in all respects and that there are no undisclosed liabilities; (b) there are no intercompany obligations owing by PVBJ to the Company (the “Intercompany Debts”); and (c) PVBJ does not and will not have to recognize any forgiveness or cancellation of debt income to the extent that any of said Intercompany Debts have been forgiven. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be responsible for payment from Company funds (i.e., not from cash, funds or receipts of PVBJ) of the costs associated with the preparation of the PVBJ 2019 corporate tax returns, along with any tax liabilities owing by PVBJ in relation to the 2019 tax return. All other PVBJ liabilities will transfer to Benis LLC on the Closing Date.

5. Representations and Warranties

Effective as of the Closing Date, each of the Company and Benis LLC represents and warrants to the other as follows:

(a) The execution of this Agreement and the delivery hereof, and the sale contemplated herein, have been or will be prior to the Closing Date, duly authorized by all necessary corporate action. Each Party has the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and this Agreement has been duly and validly executed and delivered and constitutes a valid and binding obligation enforceable in accordance with its terms.

(b) After the Closing Date, PVBJ shall continue to own all of its assets free and clear of all liens, claims or encumbrances (except for the lien held by Thermo) and be responsible for all of its liabilities except as otherwise set forth in this Agreement.

(c) Effective as of the Closing Date, the Company is transferring to Benis LLC its entire ownership interest in PVBJ (the “PVBJ Shares”), which consists of 100% of the issued and outstanding shares of PVBJ, free and clear of all liens, claim or encumbrances of any kind. The Company represents that the PVBJ Shares are not certificated, accordingly, the transfer thereof shall be deemed to have occurred as of the Closing Date.

6. Mutual Release – Release of the Parties

Except as set forth in this Agreement, the Parties mutually agree to release one another and hereby discharge and release the other party and their respective current and former officers, directors, employees, shareholders, note holders, attorneys, assigns, agents, representatives, predecessors and successors in interest, from any and all claims, demands, obligations, or causes of action, known or unknown, heretofore or hereafter arising out of, connected with, or incidental to the Purchase Agreement and any understandings, arrangements or other agreements, verbal or written, related thereto.

7. Status of Purchase Agreement and Closing Documents

The Parties acknowledge and agree that the intent of this Agreement is to place the Parties status quo ante except for any agreements and undertakings set forth in this Agreement to the contrary. As a result, the Parties further acknowledge and agree that they have no rights or responsibilities under the Purchase Agreement and closing documents dated February 1, 2018, as may have been amended, the Employment Agreement and any other documents or agreement entered into in connection therewith.

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8. Further Assurances

The Parties each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, facilitating the removal of any and all restrictions on the Acquisition Shares.

9. No Admission of Liability

It is understood and agreed that this Agreement was negotiated to resolve all outstanding issues between the Parties. The Parties agree that this Agreement was never intended and shall never constitute nor be construed as an admission of any liability or wrongdoing by any Party.

10. Legal Advice

The parties received independent legal advice from their attorneys with respect to the advisability of making this Agreement.

11. Non-Disparagement

The Parties agree that they shall take no action that is inimical to the best interests of their counter-party respectively, including but not limited to: publishing material that disparages or makes any negative comments whatsoever about the other party, any Releases, to any person, entity, or the media be it orally, in writing, via e-mail or otherwise; participating in interviews or publishing press releases regarding this Agreement except as may be required by law, rule or regulation.

12. Meaning of Terms

When necessary herein, all terms used in the singular shall apply to the plural, and vice versa, and all terms used in the masculine shall apply to the neuter and feminine genders, and vice versa. The headings of paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

13. Entire Agreement

This Agreement is intended to be the sole, integrated understanding and agreement of the parties hereto with respect to all matters addressed herein, and may not be modified except by a writing executed by all parties.

14. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature pages appear on next page]

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The Parties have caused this agreement to be executed on the date first set forth above.

H/CELL ENERGY CORPORATION

By:
Andrew Hidalgo, CEO

PVBJ, INC.

By:
Andrew Hidalgo, Director

BENIS HOLDINGS, LLC

By:
Paul V. Benis Jr., Managing Member

PAUL V. BENIS Jr.

By:
Paul V. Benis Jr., Individually

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Exhibit A – PVBJ Balance Sheet as of April 1, 2020

[Exhibit A appears on the next pages]

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PVBJ Inc.

BALANCE SHEET

As of April 1, 2020

	TOTAL
ASSETS	
Current Assets	
Bank Accounts	
10005 Bryn Mawr Trust 3715	4,687.27
Total Bank Accounts	**$4,687.27**
Accounts Receivable	
11001 ACCOUNTS RECEIVABLE	309,815.70
Total Accounts Receivable	**$309,815.70**
Other Current Assets	
12000 Undeposited Funds	0.00
Prepaid Expenses	9,070.92
Uncategorized Asset	3.00
Total Other Current Assets	**$9,073.92**
Total Current Assets	**$323,576.89**
Fixed Assets	
15000 FURNITURE & FIXTURES	6,463.86
15100 Computer Equipment	7,670.98
15200 VEHICLES	520,360.23
15300 Equipment/Tools	10,680.52
17000 ACCUMULATED DEPRECIATION	-185,775.01
Total Fixed Assets	**$359,400.58**
TOTAL ASSETS	**$682,977.47**
LIABILITIES AND EQUITY	
Liabilities	
Current Liabilities	
Accounts Payable	
20000 ACCOUNTS PAYABLE	155,669.18
Total Accounts Payable	**$155,669.18**
Credit Cards	
25000 Amex Plum Card 23009	0.00
25050 Citi CC 1376 - old #1143	4,758.43
25095 BEST BUY 8509	0.00
Brex	2,684.67
Total Credit Cards	**$7,443.10**

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PVBJ Inc.

BALANCE SHEET

As of April 1, 2020

	TOTAL
Other Current Liabilities	
22500 Ford Truck Note - VIN 7488	0.00
22553 Audi Note VIN 4139	0.00
23100 SALES TAX PAYABLE	0.00
23325 SIMPLE PLAN EMPLOYER'S MATCH	0.00
23550 STATE TAXES PAYABLE	0.00
23551 Income Tax Payable	0.00
24000 PAYROLL LIABILITIES	0.00
Ally Note VIN 3886	0.00
Ally TRAC VIN 3349	0.00
Ally TRAC VIN 5065	0.00
Billings in Excess of Cost	0.00
Ford F350 VIN 3296	46,407.49
Nissan TRAC 3627	26,237.86
Nissan TRAC Triton VIN 9538	52,131.53
Nissan TRAC VIN 1856	7,824.59
Nissan TRAC VIN 1910	29,264.97
Nissan TRAC VIN 1917	33,690.04
Nissan TRAC VIN 2830	27,213.06
Nissan TRAC VIN 2852	7,824.59
Nissan TRAC VIN 3600	26,678.86
Nissan TRAC VIN 4729	26,940.25
Nissan TRAC VIN 4733	27,304.57
Nissan TRAC VIN 5132	26,790.86
Nissan TRAC VIN 5210	0.00
Nissan TRAC VIN 6172	26,877.48
Nissan TRAC VIN 7681	26,877.48
Nissan TRAC VIN 9825	24,297.70
OTHER CHECK	0.00
Total Other Current Liabilities	**$416,361.33**
Total Current Liabilities	**$579,473.61**
Long-Term Liabilities	
27001 Line of Credit	165,959.97
27200 Intercompany	0.00
27300 Loan - H/Cell	0.00
Total Long-Term Liabilities	**$165,959.97**
Total Liabilities	**$745,433.58**

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PVBJ Inc.

BALANCE SHEET

As of April 1, 2020

	TOTAL
Equity	
30000 OPENING BAL EQUITY	0.00
32000 Owners Equity	97,668.08
39003 COMMON STOCK	40,000.00
39005 RETAINED EARNINGS	-106,654.90
Net Income	-93,469.29
Total Equity	**$ -62,456.11**
TOTAL LIABILITIES AND EQUITY	**$682,977.47**

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